AGREEMENT FOR SERVICES BY THE EQUITABLE LIFE ASSURANCE SOCIETY
          OF THE UNITED STATES TO AXA NETWORK, LLC AND ITS SUBSIDIARIES

          Agreement made as of the 1st day of January, 2000 between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York stock life insurance company ("Equitable Life"); AXA NETWORK, LLC, a Delaware limited liability company; and AXA Network, LLC's direct or indirect subsidiaries (AXA Network, LLC and such subsidiaries hereinafter referred to as "AXA Network").

          WHEREAS, both Equitable Life and AXA Network are indirect wholly-owned subsidiaries of AXA Financial, Inc.;

          WHEREAS, AXA Network desires to utilize Equitable Life personnel, property and services in carrying out its management, administrative and other functions and Equitable Life is willing to furnish the same on the terms and conditions hereinafter set forth;

          WHEREAS, Equitable Life desires to be reimbursed for its costs and expenses incurred in rendering such services to AXA Network; and

          WHEREAS, both Equitable Life and AXA Network desire to enter into an agreement that supersedes the Services Agreement dated January 1, 1987 between Equitable Life and Traditional Equinet Business Corporation of New York and its subsidiaries (predecessor to AXA Network);

          NOW, THEREFORE, the parties do hereby agree as follows:

     1. Equitable Life from time to time may provide, as available, to AXA Network the personnel, property and services reasonably necessary to perform its management, administrative and other functions. The services to be furnished may include, without limitation, management, corporate finance, strategic planning, administration, office and general supplies, financial and cash management, printing, accounting, tax, auditing, legal, human resources, corporate and financial communications, marketing, risk management, communications, technology, data processing and corporate secretarial services. The Equitable Life services shall not include any services provided to AXA Network by Equitable Life pursuant to separate agreements.

     2. AXA Network shall pay the actual costs (direct and indirect) and expenses incurred by Equitable Life in furnishing personnel, property and services pursuant to this Agreement. In determining the basis for the apportionment of costs and expenses, specific identification or estimates based on time, company assets, square footage or any other mutually agreeable method providing for a fair and reasonable allocation of costs and expenses may be used provided such method is in conformity with generally accepted accounting principles and with the requirements of Section 1505(a) of the New York Insurance Law and New York Insurance Department Regulation No. 33. The charge to AXA Network for such apportioned expenses shall be at cost as described in this
Section 2.


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     3.   Within 45 days after the end of each calendar quarter, and more often if desired, Equitable Life shall submit to AXA Network a statement of apportioned expenses showing the basis for the apportionment of each item. Settlement, which shall be on a cost basis, shall be made 45 days thereafter. The statement of apportioned expenses shall set forth in reasonable detail the nature of the costs and expenses being apportioned and other relevant information to support the charges.

     4. (a) The total amount of each such statement shall be allocated among the AXA Network entities executing this Agreement in the same proportion that the volume of business of each one of the AXA Network entities bears to the total volume of business of all the AXA Network entities for the period of time to which the statement relates, provided that, if, in the judgment of the management of the AXA Network entities, a specific charge or expense is attributable to one or more of the AXA Network entities, such charge or expense shall be allocated to such one of the AXA Network entities which in management's judgment incurred such charge or expense.

          (b) After the total amount of each statement has been allocated as provided in (a) above, each one of the AXA Network entities shall forward the amount of the statement allocated to it directly to Equitable Life or, if the management of AXA Network so determines, the AXA Network entity shall forward such amounts directly to AXA Network, LLC, which shall promptly forward the total amount of the statement directly to Equitable Life on behalf of AXA Network.

     5. Each of Equitable Life and AXA Network shall have the right to conduct an audit of the other's books, records and accounts, giving reasonable notice of its intent to conduct such an audit. In the event of such an audit, each shall give to the other reasonable cooperation and access to all books, records and accounts necessary to the audit.

     6. Each of Equitable Life and AXA Network shall be and remain sole owner of its records, including but not limited to business and corporate records, regardless of the use or possession by either of the other's records. Equitable Life and AXA Network shall each individually maintain separate books, accounts and records in respect to personnel, property and services provided under this Agreement and shall cooperate and use reasonable efforts to prepare and/or obtain in a timely fashion any and all books, accounts, records or other documentation as may be necessary or desirable in connection with this Agreement and/or the personnel, property or services provided hereunder.

     7. The books, accounts and records of Equitable Life and AXA Network as to all transactions between them under this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges under this Agreement.

     8. Should an irreconcilable difference of opinion between Equitable Life and AXA Network arise as to the interpretation of any matter respecting this Agreement, it is hereby mutually agreed that such differences shall be submitted to arbitration as the sole remedy available to the parties. Such arbitration shall be in accordance with the rules of the American


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Arbitration Association, the arbitrators shall have extensive experience in the insurance industry, and the arbitration shall take place in New York, New York.

     9. The term of this Agreement shall commence as of the effective date of this Agreement and continue until terminated by either Equitable Life or AXA Network on not less than 60 days prior written notice to the other or by an agreement in writing signed by all parties specifying the effective date of termination.

     10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

     11. The requirements of Equitable Life shall take precedence over the requirements of AXA Network under this Agreement, and Equitable Life shall furnish personnel, property and services to AXA Network only when Equitable Life has available capacity to do so.

     12. No assignment of this Agreement shall be made by either Equitable Life or AXA Network without the prior written consent of the other.

     13. Subject to Section 12 above, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.



            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

            By:        /s/ Stanley B. Tulin
               -----------------------------------------------------------
                 Name:     Stanley B. Tulin
                 Title:    Vice Chairman and Chief Financial
                                  Officer

            AXA NETWORK, LLC
            AXA NETWORK OF ALABAMA, LLC
            AXA NETWORK OF CONNECTICUT, MAINE
                AND NEW YORK, LLC
            AXA NETWORK INSURANCE AGENCY OF
                MASSACHUSETTS, LLC
            EQUISOURCE OF NEVADA, INC. (to be renamed
                AXA Network Of Nevada, Inc.)
            EQUISOURCE OF PUERTO RICO, INC. (to be
                renamed AXA Network Of Puerto Rico, Inc.)
            EQUISOURCE OF NEW YORK, INC. as agent for
                EQUISOURCE INSURANCE AGENCY OF
                TEXAS, INC. (to be renamed AXA Network
                Insurance Agency of Texas, Inc.)

            By:    /s/ Debra A. Brogan
               -----------------------------------------------------------
                Name:     Debra A. Brogan
                Title:    President